Exhibit 23.6

Date: 11 June 2026

Re: Youlife Group Inc.

Ladies and Gentlemen,

We understand that Youlife Group Inc. (the “Company”) plans to file a post-effective amendment No.1 to F-1, including all amendments and supplements thereto (the “Post-effective Amendment”), filed with the Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Post-effective Amendment and any amendments thereto, in any other future filings with the SEC by the Company (collectively, the “SEC Filings”).

We further hereby consent to the filing of this letter as an exhibit to the Post-effective Amendment and any amendments thereto and as an exhibit to any other SEC Filings.

We do not assume any responsibility for any part of the Post-effective Amendment other than the information derived from our Reports.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Julia Zhu
Name:	Julia Zhu
Title/Position:	Partner